EXHIBIT 99.1

IVAX Reports Record Revenues for Fourth Quarter and Year 2003

    MIAMI--(BUSINESS WIRE)--Feb. 19, 2004--

      Net Revenues Up 23% to $399 Million in 4Q2003; 19% to $1.42
       Billion in Y2003; Income from Operations up 28% in 4Q2003
                           and 15% in Y2003

    IVAX Corporation (AMEX:IVX) (LSE:IVX.L) reported fourth quarter 2003 net revenues of $399.0 million, the highest quarterly revenues in IVAX' history, and a 23% increase over net revenues of $325.2 million in the fourth quarter of 2002. Net income for the fourth quarter was $29.3 million, or $.15 a share, compared to net income of $36.8 million, or $.19 a share in the fourth quarter of 2002. Net revenues for the year 2003 were $1.42 billion, also a record for IVAX, and an increase of 19% over net revenues of $1.2 billion in 2002. Net income for 2003 was $121.3 million or $.61 per share (including income from discontinued operations of $22.2 million, or $.11 per share) compared to net income of $122.8 million, or $.62 a share, in 2002.
    Commenting on the fourth quarter and year 2003 results, Neil Flanzraich, vice chairman and president of IVAX Corporation, said, "We are gratified by the record revenues we achieved in the fourth quarter and year 2003. Our gross profit margin improved to 45.4% in the fourth quarter of 2003 compared to 42.5% in the same quarter in 2002. The gross profit margin for 2003 was 45.0% compared to 44.6% in 2002. We are also pleased that we achieved strong revenue growth in all our major business operations. For the fourth quarter, North American net revenues were up 22% from $140.4 million to $171.9 million, European net revenues were up 39% from $118.2 million to $164.0 million and Latin American net revenues were up 22% from $58.7 million to $71.8 million. For the year 2003, North American net revenues were up 28% from $508.6 million to $650.6 million, European net revenues were up 17% from $454.4 million to $532.5 million, and Latin American net revenues were up 10% from $229.1 million to $251.9 million.
    "For IVAX, 2003 was a year of investment in our future. In the fourth quarter 2003, we invested $20.6 million (48%) more in sales and marketing and $12.5 million (61%) more in R&D than in the same quarter last year. For 2003, we invested $43.2 million (26%) more in sales and marketing and $32.3 million (42%) more in R&D than in 2002. These investments were used to advance IVAX' proprietary and generic pipelines and to increase our brand sales forces in Europe and the U.S., and we expect our businesses will continue to benefit for years to come. Despite these investments, our income from operations increased in the fourth quarter 28%, from $36.0 million to $46.1 million, and for the year increased 15%, from $149.7 million to $172.6 million. IVAX' net income for the fourth quarter was lower than the comparable 2002 period in part because in the fourth quarter 2002, IVAX received a $20 million payment under a collaboration agreement. No such collaboration payment was received in the fourth quarter of 2003.
    "IVAX reiterates our earnings guidance for 2004 that we expect to meet or exceed $.89 per share."
    IVAX will discuss fourth quarter and year 2003 results and other topics when it hosts a conference call and simultaneous webcast at 10 a.m. Eastern Standard (Miami) Time. Interested parties can access the conference call by dialing 1-888-423-3281 from anywhere in the U.S. or by dialing 651-291-0900 from non-U.S. locations. To register and access the webcast, go to IVAX' website at http://www.ivax.com at least fifteen minutes before the 10 a.m. conference call. Click on the website link on the IVAX home page to register and download or install any necessary software.
    Replays of the conference call will be available starting at approximately 1:30 p.m. on February 19 through February 26. To listen to the replay, dial 1-800-475-6701 and enter ID #721303. Replays of the webcast via IVAX' website will be available from February 19 through February 26.
    IVAX Corporation, headquartered in Miami, Florida, discovers, develops, manufactures, and markets branded and brand equivalent (generic) pharmaceuticals and veterinary products in the U.S. and internationally.
    Copies of this and other news releases may be obtained free of charge from IVAX' website at www.ivax.com.

    Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements, including, among others, statements relating to goals, plans, expectations, estimates and projections regarding the company's financial position, results of operations, market position and business strategy involve risks and uncertainties that cannot be predicted or quantified and, consequentially, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the risks that investments in our proprietary and generic pipelines and sales force will not continue to benefit IVAX and that IVAX' earnings in 2004 may not meet or exceed $.89 per share. In addition to the risk factors set forth above, IVAX' forward looking statements may also be adversely affected by general market factors; product availability; federal and state regulations and legislation; the regulatory process for new products and indications; manufacturing issues that may arise; trade buying patterns; exchange rate fluctuations; patent positions and the timing and outcome of legal proceedings; changing market conditions; the availability and cost of raw materials and other third party products; the impact of competitive products and pricing; and other risks and uncertainties based on economic, competitive, governmental, technological and other factors. For further details and discussion of these and other risks and uncertainties, see IVAX' Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. IVAX undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                  IVAX Corporation and Subsidiaries
           Condensed Consolidated Statements of Operations


                               Three Months           Twelve Months
Period Ended December 31,    2003       2002        2003       2002
                          --------------------- ----------------------
(In thousands, except per
 share data)

Net revenues (1)           $399,023   $325,223  $1,420,339 $1,197,244
Cost of sales (1)           217,698    187,027     781,383    663,708
                         ---------------------- ----------------------
   Gross profit             181,325    138,196     638,956    533,536
                         ---------------------- ----------------------
Operating expenses:
   Selling                   63,011     42,436     212,192    168,952
   General and
    administrative (1)       31,165     32,905     122,414    118,416
   Research and
    development              32,888     20,436     108,347     76,041
   Amortization of
    intangible assets         5,302      5,372      19,719     16,158
   Restructuring costs        2,908      1,081       3,706      4,242
                         ---------------------- ----------------------
       Total operating
        expenses            135,274    102,230     466,378    383,809
                         ---------------------- ----------------------
Income from operations       46,051     35,966     172,578    149,727
       Total other
        (expense) income,
        net                  (8,413)    18,139     (28,160)    19,772
                         ---------------------- ----------------------
Income before income
 taxes and minority
 interest                    37,638     54,105     144,418    169,499
Provision for income
 taxes (1)                    8,319     17,661      45,559     51,742
                         ---------------------- ----------------------
Income before minority
 interest                    29,319     36,444      98,859    117,757
Minority interest                26        326         188        838
                         ---------------------- ----------------------
Income from continuing
 operations                  29,345     36,770      99,047    118,595
Income from discontinued
 operations, net of tax
 of $12,763                       -          -      22,204          -
Cumulative effect of
 accounting change                -          -           -      4,161
                         ---------------------- ----------------------
Net income (1)              $29,345    $36,770    $121,251   $122,756
                         ====================== ======================

Basic earnings per common
 share:
   Continuing operations      $0.15      $0.19       $0.51      $0.61
   Discontinued
    operations                    -          -        0.11          -
   Cumulative effect of
    accounting change             -          -           -       0.02
                         ---------------------- ----------------------
   Net income (1)             $0.15      $0.19       $0.62      $0.63
                         ====================== ======================

Diluted earnings per
 common share:
   Continuing operations      $0.15      $0.19       $0.50      $0.60
   Discontinued
    operations                    -          -        0.11          -
   Cumulative effect of
    accounting change             -          -           -       0.02
                         ---------------------- ----------------------
   Net income (1)             $0.15      $0.19       $0.61      $0.62
                         ====================== ======================

Weighted average number
 of common shares
 outstanding:
  Basic                     196,521    194,537     195,626    195,037
                         ====================== ======================
  Diluted                   200,790    196,377     198,900    197,378
                         ====================== ======================


                   IVAX Corporation and Subsidiaries
                 Condensed Consolidated Balance Sheets


                                   December 31,  December 31,
                                      2003          2002
                                   ----------------------
(In thousands)

Assets
-------------------------
Cash and cash equivalents            $146,870     $155,408
Marketable securities,
 short-term                            10,470       28,873
Other current assets                  838,376      696,936
Property, plant and
 equipment, net                       502,942      420,246
Other assets                          874,276      746,296
                                   ----------   -----------
   Total assets                    $2,372,934   $2,047,759
                                   ==========   ===========

Liabilities and
 Shareholders' Equity
-------------------------
Current portion of long-
 term debt                            $58,607      $28,617
Other current liabilities             427,942      405,446
Long-term debt                        855,335      872,339
Other long-term
 liabilities                           56,208       46,115
Minority interest                      12,531       10,379
Shareholders' equity                  962,311      684,863
                                   ------------------------
   Total liabilities and
    shareholders' equity           $2,372,934   $2,047,759
                                   ========================

    Note (1). As a result of our recent return, customer inventory experience, analysis of account receivable aging methodology and tax reserves, our estimates of product returns and other sales allowances, inventory obsolescence, allowance for doubtful accounts and income tax exposures decreased and, accordingly, we recognized increased net revenues, reduced cost of sales, reduced bad debt expense and reduced income tax provision during 2003. During the year ended December 31, 2003, these changes increased net revenues by $13.7 million, reduced cost of sales by $0.8 million, reduced bad debt expense by $3.7 million, reduced the income tax provision by $2.7 million, increased net income by $14.0 million and increased diluted earnings per share by $.07.

 IVAX Corporation and  Subsidiaries
 Reportable Segment Data


 Period Ended December 31,      Three Months           Twelve Months
 In Thousands                    2003     2002        2003       2002

 North America
      External sales         $170,373 $130,209    $626,590   $476,085
      Intersegment sales          733      849       1,222      1,554
      Other revenues              829    9,310      22,767     30,971
                             ------------------ ----------------------
      Net revenues - North
       America                171,935  140,368     650,579    508,610
                             ------------------ ----------------------

 Europe
      External sales          138,178  107,610     437,574    371,987
      Intersegment sales       22,299    4,321      69,330     40,872
      Other revenues            3,563    6,219      25,568     41,573
                             ------------------ ----------------------
      Net revenues - Europe   164,040  118,150     532,472    454,432
                             ------------------ ----------------------

 Latin America
      External sales           71,353   58,571     251,067    227,933
      Other revenues              437      100         838      1,204
                             ------------------ ----------------------
      Net revenues - Latin
       America                 71,790   58,671     251,905    229,137
                             ------------------ ----------------------

 Corporate & other
      External sales           14,657   12,421      53,671     44,713
      Intersegment sales      (23,032)  (5,170)    (70,552)   (42,426)
      Other revenues             (367)     783       2,264      2,778
                             ------------------ ----------------------
      Net revenues -
       Corporate & other       (8,742)   8,034     (14,617)     5,065
                             ------------------ ----------------------

                             ------------------ ----------------------
 Consolidated net revenues   $399,023 $325,223  $1,420,339 $1,197,244
                             ================== ======================


    CONTACT: IVAX Corporation, Miami
             Thomas Beier, 305-575-6563
             or
             David Malina, 305-575-6043